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                                                                    EXHIBIT 99.1

Wednesday January 21, 12:46 pm Eastern Time

Metal Management closes Conn. acquisition

CHICAGO, Jan 21 (Reuters) - Metal Management Inc said Wednesday it has completed the acquisition of Aerospace Metals Inc, a Hartford, Conn. based recycler of high temperature nickel and cobalt alloys and titanium, generated as scrap at aircraft engine, airframe and helicopter plants.

In the transaction, the shareholders of Aerospace Metals, Inc. received about $14.4 million in cash and 402,893 shares of Metal Management's common stock. In addition, Metal Management will lease Aerospace Metals' real property.

Aerospace Metals has estimated annualized consolidated gross revenues of more than $50 million.

Aerospace Metals' management will remain in place under Metal Management.

Aerospace Metals has long-term purchase contracts with aerospace and high technology companies in North America, Europe, the Middle East and the Pacific Rim, employs 150 people at its 30-acre site, and holds patents for its recycling and processing of high grade alloy metals in the U.S., Canada, Germany, France, England and Japan.

Metal Management has been acquiring companies in the scrap metal recycling industry.


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